CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                            EASTERN STAR MINING, INC.

     We, the undersigned, Alan W. Peryam, President and James H. Petersen, Secretary of Eastern Star Mining, Inc., do hereby certify:

          That the Board of Directors of said corporation at a meeting duly convened and held pursuant unanimous written consent as of the 21st day of March, 1997, adopted a resolution to amend the Articles of Incorporation as follows:

          Article FOURTH is hereby amended to read as follows;

          FOURTH: Effective upon filing of this Certificate of Amendment of Articles of Incorporation with the Secretary of State of Nevada, a reverse stock split of outstanding stock of the Company is adopted pursuant to which each share of common stock outstanding prior to the effective date shall thereafter equal one-tenth of one share of common stock, thus effecting a ten-into-one reverse stock split. Any fractional share of common stock which would be held by a stockholder as a result of the reverse stock split shall be rounded up to the next largest whole number of shares of common stock as of the effective date of the reverse stock split. The reverse stock split shall reduce the number of outstanding shares of common stock from 7,717,019 shares outstanding immediately before the reverse stock split to 771,702 shares outstanding immediately after the reverse stock split. Certificates representing shares of the Company's Common Stock outstanding immediately prior to the reverse stock split shall thereafter represent one-tenth the number of shares reflected on the share certificate.

          All other terms and provisions set forth in Article FOURTH of the Articles of Incorporation as heretofore restated shall remain in full force and effect.

          All other terms and provisions set forth in Article FOURTH of the Article of the Articles of Incorporation as heretofore restated shall remain in full force and effect.

     The number of shares of the Corporation outstanding and entitled to vote on the Amendment to the Articles of Incorporation is 7,717,019 shares of common stock and that the said Amendment to the Articles of Incorporation have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock of Corporation outstanding and entitled to vote thereon.

                                           /s/ Alan W. Peryam
                                           -------------------------------------
                                           Alan W. Peryam, President


                                           /s/ James H. Petersen
                                           -------------------------------------
                                           James H. Petersen, Secretary
STATE OF COLORADO )
CITY AND          )   ss.
COUNTY OF DENVER  )

     On March 31, 1997, personally appeared before me, a Notary Public, Alan W. Peryam and James H. Petersen, who acknowledged that they executed the above instrument on behalf of Eastern Star Mining, Inc., and that the facts stated therein are true.

     My commission expires: 2/27/00

                                           /s/ Bobbie L. Knight
                                           -------------------------------------
                                           Notary Public